Exhibit 99.1

          Paxar Announces James R. Painter as Executive Vice President
                          and Chief Financial Officer


    WHITE PLAINS, N.Y.--(BUSINESS WIRE)--April 4, 2005--Paxar Corporation (NYSE: PXR) announced today that its Board of Directors has agreed to elect James R. Painter, a member of its Board of Directors, as Executive Vice President and Chief Financial Officer, effective immediately.
    Mr. Painter will assume these responsibilities on an interim basis while he continues to lead the search to hire a permanent Chief Financial Officer. Formerly, Mr. Painter served as Chairman and Chief Executive Officer of Modern Woman, Inc., a women's apparel retail company, Executive Vice President and member of the Board of Directors of American Retail Group, Inc. and Senior Vice President, Finance of TW Services.
    Arthur Hershaft, Chairman and Chief Executive Officer, said, "We are very pleased that Jim has agreed to take on these responsibilities. Jim has been directly involved with the financial management of Paxar since being elected to the Board in 2003. As the Chairman of the Audit Committee, he oversaw the Company's implementation of financial controls required by the Sarbanes-Oxley Act. Through his distinguished career he has managed a wide range of financial activities and we look to that wealth of experience to play an important role in this new position.''
    Paxar is a global leader in providing innovative merchandising systems to retailers and apparel customers. Paxar's leadership in products and technology, global manufacturing operations, worldwide distribution network and brand recognition are enabling the Company to expand its competitive advantage and market share.

    For more information on Paxar call Investor Relations -
914.697.6862 or visit our company's Web site www.paxar.com



    CONTACT: Paxar Corporation
             Bob Powers, 914-697-6862